Exhibit 4.10

McCann FitzGerald

DATED 13 MAY 2009

ALLIED IRISH BANKS, p.l.c.

AND

THE NATIONAL PENSIONS RESERVE FUND COMMISSION

INSTRUMENT

constituting warrants to subscribe for ordinary shares

in ALLIED IRISH BANKS, p.l.c.

McCann FitzGerald

Solicitors

Riverside One

Sir John Rogerson’s Quay

Dublin 2

DJB\1927194

McCann FitzGerald

McCann FitzGerald

12.	Replacement of Warrants	17

13.	Notices	17

14.	Governing Law and Jurisdiction	17

15.	Interpretation	17

SCHEDULE 1, Part Two		24

1.	Capital Distributions	24

2.	Bonus Issues	25

3.	Alteration to Nominal Value	25

4.	Ordinary Shares, Rights and Ordinary Share-Related Securities Issued to Shareholders	26

5.	No Adjustments	27

6.	Adjustments for Exercise near a Record Date	28

7.	Aggregate Consideration and Consideration per Ordinary Share	29

8.	Notice of Adjustment of the Gross Number of Ordinary Shares	31

SCHEDULE 2, FORM OF CORE TRANCHE WARRANT CERTIFICATE		32

SCHEDULE 3, FORM OF SECONDARY TRANCHE WARRANT CERTIFICATE		34

McCann FitzGerald

THIS INSTRUMENT is entered into by way of Deed on 13 May 2009.

BY

(1)	ALLIED IRISH BANKS, p.l.c., a company incorporated in Ireland (registered no. 24173), whose registered office is at Bankcentre, P.O. Box 452, Ballsbridge, Dublin 4, (“AIB”); and

(2)	THE NATIONAL PENSIONS RESERVE FUND COMMISSION (“NPRFC”) established by the National Pensions Reserve Fund Act 2000 to, inter alia, control, manage and invest the assets of NPRF. References herein to NPRFC mean NPRFC acting in its capacity as controller and manager of the National Pensions Reserve Fund.

RECITAL:

(A)	AIB, the Minister and NPRFC have entered into a Subscription Agreement dated 13 May 2009 pursuant to which NPRFC has agreed to subscribe for €3.5 billion of preference shares in the capital of AIB. The Subscription Agreement requires AIB, subject to the satisfaction of certain conditions, to issue warrants to subscribe for ordinary shares in the capital of AIB.

(B)	The shareholders of AIB have, in accordance with the Companies Acts 1963 to 2006 and AIB’s Memorandum and Articles of Association, authorised the Board to issue warrants to NPRFC to subscribe for ordinary shares in the capital of AIB in the amounts set out in this Instrument.

(C)	AIB has, by resolution of its Board, agreed to issue warrants to NPRFC to subscribe for ordinary shares in the capital of AIB on the terms set out in this Instrument.

(D)	This Instrument has been executed by AIB and NPRFC as a deed and by AIB as a deed poll in favour of the Warrantholders (defined below).

THIS INSTRUMENT WITNESSES and AIB and NPRFC AGREE AND DECLARE as follows:

1.	Definitions and Interpretation

1.1	In this Instrument:

(a)	“2009 Preferences Shares” has the meaning given to it in the Articles of AIB;

(b)	“Core Tier 1 Securities” has the meaning given to it in the Articles of AIB;

(c)	“Core Tranche Exercise Price” means the subscription price of €0.975 per Core Tranche Warrant;

(d)	“Core Tranche Warrant” means 155,780,375 warrants (subject to and with the benefit of the Terms and Conditions) to subscribe for Ordinary Shares at the Core Tranche Exercise Price and represented by the Core Tranche Warrant Certificate;

(e)	“Core Tranche Warrant Certificate” means a warrant certificate substantially in the form set out in Schedule 2;

[1]	That is, such number as will represent 15% of the ordinary issued share capital of AIB on the date of issue of the 2009 Preference Shares calculated on a post-dilution basis.

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(f)	“Exercise Price” means the Core Tranche Exercise Price and the Secondary Tranche Exercise Price;

(g)	“Government Body” has the meaning given to it in the Articles of AIB;

(h)	“Government Concert Party” has the meaning given to it in the Articles of AIB and “member of the Government Concert Party” means any one of them from time to time;

(i)	“Ordinary Shares” means the ordinary shares of €0.32 each in the capital of AIB;

(j)	“Secondary Tranche Warrants” means 138,471,444 warrants (subject to and with the benefit of the Terms and Conditions) to subscribe for Ordinary Shares at the Secondary Tranche Exercise Price and represented by the Secondary Tranche Warrant Certificate;

(k)	“Secondary Tranche Exercise Price” means the subscription price of €0.375 per Secondary Tranche Warrant;

(1)	“Secondary Tranche Warrant Certificate” means a warrant certificate substantially in the form set out in Schedule 3;

(m)	“Terms and Conditions” the terms and conditions of the Warrants set out in Schedule 1 to this Instrument;

(n)	“Warrant Certificate” means a Core Tranche Warrant Certificate or a Secondary Tranche Warrant Certificate;

(o)	“Warrant Register” means the register required to be maintained by AIB in accordance with Condition 3 of Part 1 (Register and Title) of the Terms and Conditions;

(p)	“Warrants” means the Core Tranche Warrants and the Secondary Tranche Warrants;

(q)	“Warrantholder” means, in relation to a Warrant, the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof); and

(r)	“Warrant Shares” means the Ordinary Shares allotted and issued on the exercise of the Warrants, and shall also include all the shares and other securities (if any) which shall as a result of a Corporate Event derive (whether directly or indirectly) from such Ordinary Shares.

1.2	In this Instrument, unless there is something in the subject matter or context inconsistent therewith, the expressions defined in Condition 15 of Part 1 (Interpretation) of the Terms and Conditions shall have the meanings given in that condition.

2.	Instrument to be binding on AIB and the Warrantholders

AIB agrees with the Warrantholders and, in consideration of AIB issuing the Warrant Certificates, each Warrantholder agrees with AIB, that the Articles of AIB and the terms of this Instrument shall be binding upon AIB and each Warrantholder and all persons claiming through either of them.

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3.	Warrants

The Warrants shall be issued by AIB to NPRFC on the date of this Instrument subject to and with the benefit of the Terms and Conditions.

4.	Certificates

NPRFC shall be entitled to receive one certificate for the aggregate number of Core Tranche Warrants to be issued to it and one certificate for the aggregate number of Secondary Tranche Warrants to be issued to it. Each Warrant Certificate shall be in the form set out in Schedule 2 or 3, as applicable, under the seal of AIB which shall be affixed in such manner as shall be permitted by the Articles of AIB. Every Warrant Certificate shall refer to, and the Warrants shall be held subject to, this Instrument (including the Schedules to this Instrument) and shall be binding on AIB and NPRFC and all persons claiming through or under them respectively.

5.	Subscription Rights

5.1	The Warrantholder(s) shall have the right to subscribe in cash for Ordinary Shares on the terms and conditions set out in this Warrant Instrument and each Warrantholder shall have the right to subscribe for that number of Ordinary Shares to which that Warrantholder is entitled (as recorded in the Warrant Certificate or the Warrant Register) as may be adjusted from time to time pursuant to Clause 6 of this Warrant Instrument and Part 2 of Schedule 1 (Adjustment of Subscription Rights).

5.2	The number of Ordinary Shares to be, or capable of being, subscribed for may be adjusted from time to time pursuant to Clause 6 of this Warrant Instrument and Part 2 of Schedule 1 (Adjustment of Subscription Rights).

6.	Cancellation of Secondary Tranche Warrants

6.1	If, on or before 31 December 2009, AIB redeems or purchases 2009 Preference Shares out of the proceeds of an issue by AIB of Core Tier 1 Securities in accordance with the Articles of AIB (a “Qualifying Redemption”), a proportion, calculated in accordance with the following formula, of the Secondary Tranche Warrants in issue shall be cancelled and extinguished with effect from the Redemption Date (as defined below).

6.2	The number of Secondary Tranche Warrants to be cancelled and extinguished (rounded up to the nearest integer) shall be:

A	x	B
C

Where:

A	=	the total number of Secondary Tranche Warrants in issue on the Warrant Issue Date;

B	=	the aggregate subscription price paid in euro on issue of those 2009 Preference Shares which are redeemed or purchased in the Qualifying Redemption; and

C	=	€1,500,000,000,

and so that all of the Secondary Tranche Warrants shall be cancelled and extinguished if AIB redeems such number of 2009 Preference Shares in a Qualifying Redemption as have in aggregate a subscription price paid on issue of €1.5 billion or more.

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On a cancellation of Secondary Tranche Warrants in accordance with this Clause 6, that proportion of the aggregate number of Secondary Tranche Warrants held by a Warrantholder shall be cancelled as the total number of Secondary Tranche Warrants to be cancelled bears to the total number of Secondary Tranche Warrants in issue.

6.3	The Secondary Tranche Warrants are for the purposes of this Clause 6 correlated to the 2009 Preference Shares. On a Qualifying Redemption, the Company shall select those Secondary Tranche Warrants to be cancelled by reference to their registered number as that corresponds to the registered number of the 2009 Preference Shares redeemed in the Qualifying Redemption in accordance with the following table:

Registered Number of 2009 Preference Shares	Registered number of Secondary Tranche Warrants

1 to 150,000,000	1 to 13,847,145

150,000,001 to 300,000,000	13,847,146 to 27,694,289

300,000,001 to 450,000,000	27,694,290 to 41,451,434

450,000,001 to 600,000,000	41,541,435 to 55,388,578

600,000,001 to 750,000,000	55,388,579 to 69,235,722

750,000,001 to 900,000,000	69,235,723 to 83,082,867

900,000,001 to 1,050,000,000	83,082,868 to 96,930,011

1,050,000,001 to 1,200,000,000	96,930,012 to 110,777,156

1,200,000,001 to 1,350,000,000	110,777,157 to 124,624,300

1,350,000,001 to 1,500,000,000	124,624,301 to 138,471,444

and where a number of 2009 Preference Shares other than a multiple of 150,000,000 is to be redeemed the Company shall select the corresponding number of Secondary Tranche Warrants to be cancelled accordingly.

6.4	Where any Secondary Tranche Warrants are cancelled and extinguished in accordance with this Clause 6, a Warrantholder shall not be not entitled to any damages or compensation of any kind from AIB in respect of such cancellation and extinguishment of Secondary Tranche Warrants.

6.5	If Warrants are cancelled pursuant to this Clause 6, the Warrant Certificates held by the Warrantholder shall be returned by the Warrantholder to AIB for cancellation on demand and AIB shall issue a fresh Warrant Certificate for any balance of a Warrantholders’ Subscription Rights (if any) not later than 7 days after the receipt of the Warrant Certificates.

6.6	In this Clause 6, “Redemption Date” means the date of redemption or purchase of the 2009 Preference Shares in a Qualifying Redemption.

7.	Ordinary Shares Available

For so long as any Warrants remain exercisable, AIB shall keep available for issue free from pre-emptive or other similar rights out of its authorised but unissued share capital such number of Ordinary Shares as would enable AIB to issue all Ordinary Shares required to be issued pursuant to the exercise of such Warrants.

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8.	Listing of Ordinary Shares issued upon Exercise

AIB shall use all reasonable endeavours to ensure that all Ordinary Shares issued on exercise of a Warrant will be admitted to listing and trading on the Relevant Exchange in accordance with its rules and will be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/or quotation systems by which the Ordinary Shares are then (following application by or on behalf of AIB) admitted to listing, trading and/or quotation in accordance with their respective rules.

9.	No transfer

9.1	This Instrument and the Warrants are personal to the Warrantholder and neither any of the Warrants nor the benefit of this Instrument (nor any legal beneficial or other rights nor interests in either of them) shall be transferable or capable of disposal in any way in whole or in part by the Warrantholder save that this Instrument and the Warrants may be assigned or transferred by duly stamped (where applicable) instrument of transfer:-

(a)	with the prior consent of AIB; or

(b)	without the prior consent of AIB to a Government Body,

and except as provided above, no Warrantholder shall hold any of the Warrants or the benefit of this Instrument (nor any legal, beneficial or other rights nor interests in either of them) on trust for any person.

9.2	Except as provided in Clause 9.1 of this Warrant Instrument, a purported transfer or disposal of, or trust in respect of, any of the Warrants or the benefit of this Instrument (or any of the legal, beneficial or other rights or interests in either of them) shall be void and the Warrants or any benefit of this Instrument or relevant interests purported to be transferred shall be incapable of exercise by or on behalf of the purported transferee.

9.3	The Warrantholder shall not enter into any agreement or arrangement (whether legally binding or otherwise) relating to the manner in which any of the Warrants or any benefit of this Instrument are to be exercised or restricted, save for any agreement or arrangement with another member of the Government Concert Party.

9.4	Any purported exercise of the Warrants or Subscription Rights pursuant to an agreement or arrangement in breach of this Clause 9 shall be void.

9.5	Where a transfer of Warrants or the benefit of this Instrument is permitted under this Clause 9, the provisions of the Articles of AIB relating to the registration, transfer and transmission of shares in AIB shall apply mutatis mutandis to the Warrants.

10.	Governing Law

This Instrument and the Warrants shall be governed by and construed in accordance with the laws of Ireland.

11.	Taxes

11.1	The Warrantholder shall pay all taxes, duties and charges, if any, payable in connection with the issue, holding and/or exercise of the Warrants and the subscription for Ordinary Shares as a result of such exercise.

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11.2	AIB is not liable or otherwise obliged to pay any tax, duty or charge which may arise as a result of the issue, ownership, transfer or exercise or enforcement of any Warrant.

12.	Assignment

Neither AIB nor the Warrantholder shall assign all or any part of the benefit of, or its rights or benefits under, this Warrant Instrument. This Clause shall not limit a Warrantholder’s ability to transfer Warrants in those circumstances specifically permitted by Clause 9.

13.	Jurisdiction

13.1	Each of the parties to this Warrant Instrument irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Warrant Instrument and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceedings, suit or action arising out of or in connection with this Warrant Instrument (the “Proceedings”) shall therefore be brought in the courts of Ireland.

13.2	Each of the parties to this Warrant Instrument irrevocably waives any objection to Proceedings in the courts referred to in this Clause 13.1 on the grounds of venue or on the grounds of forum non conveniens.

14.	Counterparts

This Warrant Instrument may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Warrant Instrument, but all the counterparts shall together constitute but one and the same instrument.

McCann FitzGerald

SCHEDULE 1

TERMS AND CONDITIONS OF THE WARRANTS

PART 1

1.	Introduction

In these Terms and Conditions, the expression the “Warrants” refers to warrants to subscribe for Ordinary Shares in the capital of Allied Irish Banks, p.l.c. (“AIB”) with the terms and conditions set out herein. The Warrants will be created by the resolution of the Board referred to in Recital C of the Warrant Instrument and will be constituted by the Warrant Instrument. Warrantholders are entitled to the benefits of, and be bound by and be deemed to have notice of, all the provisions of the Warrant Instrument.

2.	Form

The Warrants are in registered form. The Secondary Tranche Warrants will be numbered so that they can be distinguished from each other at any time.

3.	Register and Title

Warrant Register

3.1	AIB will maintain a register (the “Warrant Register”) in respect of each of the Core Tranche Warrants and the Secondary Tranche Warrants on which shall be entered the names and addresses of the Warrantholders and the particulars of the Warrants (including in the case of the Secondary Tranche Warrants their identifying numbers) held by them and of all cancellations and transfers (in accordance with Clauses 6 and 9 of the Warrant Instrument) and exercises of Warrants.

Certificates

3.2	A Warrantholder will be entitled to receive a certificate (the “Warrant Certificate”) in respect of its aggregate registered holding of Core Tranche Warrants or, as the case may be, in respect of its aggregate registered holding of Secondary Tranche Warrants. Each Warrantholder shall be entitled to receive only one Warrant Certificate in respect of its entire holding of Core Tranche Warrants and only one Warrant Certificate in respect of its entire holding of Secondary Tranche Warrants. Warrant Certificates shall be issued by AIB in the form set out in Schedules 2 and 3 to this Instrument, as applicable. Each certificate shall be under the seal of AIB which shall be affixed in such manner as shall be permitted by the Articles of AIB. Every certificate shall refer, and the Warrants shall be held subject, to the Warrant Instrument and these Terms and Conditions.

Following registration in the Warrant Register of the transfer or exercise of Warrants or (in the case of the Secondary Tranche Warrants) cancellation (in accordance with Clause 6 of the Warrant Instrument) and subject in each case to the receipt by AIB of the relevant Warrant Certificate, a Warrantholder will be entitled to receive a Warrant Certificate in respect of its revised aggregate registered holding of Core Tranche Warrants (if any) or, as the case may be, in respect of its revised aggregate registered holding of Secondary Tranche Warrants (if any).

Title

3.3

The Holder of a Warrant shall (except as otherwise required by law) be treated as the absolute owner of such Warrant for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on

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the related Warrant Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of the related Warrant Certificate) and no person shall be liable for so treating such Holder.

4.	Transfers

Subject to Clause 9.1(b) of the Warrant Instrument (No transfer), the Warrants may not be assigned or transferred without the prior written consent of AIB.

5.	Modification and Cancellation of Warrants

Variation of Rights

5.1	All or any of the rights for the time being attached to the Core Tranche Warrants and/or the Secondary Tranche Warrants (including the Exercise Rights) may from time to time (whether or not AIB is being wound up) be altered or abrogated by AIB with the sanction of a Consent and shall be effected by an instrument by way of deed poll executed by AIB and the Warrantholders (the benefit of such deed poll not to be transferable save in accordance with Clause 9 of the Warrant Instrument (No transfer)) and expressed to be supplemental to the Warrant Instrument. A memorandum of every such supplemental deed as is referred to in this Condition shall be endorsed on the Warrant Certificates and notice of such alteration or abrogation or modification shall be given by AIB to the Warrantholders within five Business Days of it occurring.

Cancellation

5.2	Once exercised in full, the Warrants shall be cancelled and may not be reissued or resold.

Application of Conditions

5.3	For the avoidance of doubt, the terms and conditions set out in these Terms and Conditions (including, but not limited to, the Adjustment Provisions) shall apply from the Warrant Issue Date.

6.	Exercise

Exercise Right

6.1	Except as provided in Condition 9 of this Part 1, a Warrantholder shall have at any time during the Exercise Period the right on one or more occasion to exercise a number of Warrants at least equal to:

(a)	the number of Warrants equal to ten per cent, of the total number of Warrants issued pursuant to this Warrant Instrument as that number may be reduced pursuant to Clause 6 of the Warrant Instrument (Cancellation of Secondary Tranche Warrants); or

(b)	the total number of Warrants remaining unexercised immediately before the issue of the Exercise Notice each such Warrant to be exercised in whole (but not in part only) into the Gross Number of Ordinary Shares upon the payment of the Exercise Price.

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Exercise Period

6.2	The “Exercise Period” in respect of the Warrants shall be the period beginning on and including the fifth anniversary of the Warrant Issue Date and ending on and including 6.00 pm (in Dublin, Ireland) on the tenth anniversary of the Warrant Issue Date, provided, however, that if the last day of the Exercise Period would otherwise be a day which is not a Business Day, the last day of the Exercise Period shall be the immediately following Business Day.

Gross Number of Ordinary Shares

6.3	The Gross Number of Ordinary Shares in respect of which one Warrant may be exercised shall be:

(a)	on the Warrant Issue Date, one; or

(b)	on any subsequent date (whether before or during the Exercise Period), one, as may have been adjusted in accordance with the Adjustment Provisions.

No Ordinary Shares set aside

6.4	The Warrants are not exercisable in respect of any specific Ordinary Shares and no Ordinary Shares have been or will be charged, placed in custody or otherwise set aside to secure or satisfy the obligations of AIB in respect of the issue and delivery of Ordinary Shares pursuant to any exercise of Warrants.

Fractions of an Ordinary Share

6.5	Fractions of an Ordinary Share will not be issued on exercise of the Warrants. However, if more than one Warrant is to be exercised at any one time by the same Warrantholder such that the Ordinary Shares to be issued upon exercise thereof are to be registered in the same name, the number of Ordinary Shares which shall be issued upon the exercise thereof shall be calculated on the basis of the aggregate number of Warrants to be exercised by the Warrantholder and a cash equivalent amount shall be payable by AIB to that Warrantholder in respect of any balance of such Ordinary Shares that represents a fraction of an Ordinary Share not issued (such cash equivalent amount to be calculated by reference to the Current Market Price of an Ordinary Share on the Business Day immediately preceding the Exercise Date).

7.	Procedure for Exercise

Deposit of Warrant

7.1	To exercise the Exercise Right attaching to a Warrant, the Warrantholder must:

(a)	complete, execute and deposit an Exercise Notice at such Warrantholder’s own expense during normal business hours on any Business Day during the Exercise Period at the registered office of AIB marked for the attention of the Group Law Agent;

(b)	at the same time as it delivers an Exercise Notice in accordance with (a) above, deposit the relevant Warrant Certificate at the registered office of AIB marked for the attention of the Group Law Agent;

(c)	pay in cash in full to AIB by electronic funds transfer to such account as AIB may have nominated to the Warrantholders for this purpose the aggregate Exercise Price payable in respect of the exercise of such Warrants or (where no such account is nominated) to an account maintained by AIB with the Central Bank; and

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(d)	provide evidence to AIB’s reasonable satisfaction that all applicable regulatory consents are in place to enable the Warrantholder to become the holder of the Ordinary Shares which are the subject of the Exercise Right.

An Exercise Notice once deposited may not be withdrawn without the consent in writing of AIB.

Exercise Date

7.2	The date on which a Warrant is exercised (the “Exercise Date”) shall be the Business Day on which the conditions specified in Condition 7.1 (Procedure for Exercise - Deposit of Warrant) of Part 1 of the Terms and Conditions are satisfied.

8.	Rights Arising on Exercise

Rights in respect of Ordinary Shares issued upon exercise

8.1	Ordinary Shares issued on exercise of a Warrant will be fully paid, free from any liens, charges, encumbrances, pre-emptive rights or other third-party rights and, subject as provided in Conditions 8.2 (Rights Arising on Exercise - Dividends and other distributions in respect of Ordinary Shares) and 8.3 (Rights Arising on Exercise - Voting rights in respect of Ordinary Shares) of Part 1 of the Terms and Conditions, such Ordinary Shares will rank pari passu in all respects with all other Ordinary Shares in issue on the Exercise Date.

Dividends and other distributions in respect of Ordinary Shares

8.2	Ordinary Shares issued on exercise of a Warrant shall, upon issue, rank pari passu in all respects with the fully paid Ordinary Shares then in issue but shall only entitle the holder thereof to any dividends and other distributions declared, paid or made on the Ordinary Shares by reference to a Record Date after the date of issue of such Ordinary Shares.

Voting rights in respect of Ordinary Shares

8.3	Subject to Article 83 of the Articles of AIB, Ordinary Shares issued on exercise will rank pari passu in respect of voting rights with all other Ordinary Shares in issue on the Exercise Date, except that they will not rank for any voting rights where the entitlement to voting rights accrues to Shareholders by reference to a Record Date which precedes the Exercise Date.

9.	Issue and Delivery of Warrant Shares

Issue of Warrant Shares

9.1

If an adjustment to the Gross Number of Ordinary Shares in respect of a Warrant pursuant to the Adjustment Provisions would reduce the subscription price payable per Ordinary Share on exercise of a Warrant to an amount below the nominal value of an Ordinary Share, AIB shall on exercise of a Warrant in accordance with these Terms and Conditions allot the Gross Number of Ordinary Shares against payment of the Exercise Price with the difference between the Exercise Price and the nominal value of the Gross Number of Ordinary Shares being paid up by the capitalisation of AIB’s reserves in accordance with Article 135 of the Articles of AIB. The amount (if any) in euro which is equal to the amount by which the nominal value of all Ordinary Shares capable of

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issue upon exercise of all Warrants then outstanding exceeds the aggregate Exercise Price payable on exercise of all such Warrants is hereinafter referred to as the “Aggregate Difference”. For so long as any Warrant remains outstanding, AIB may not reduce its share premium account and any capital reserve fund (excluding any property revaluation reserves) to an aggregate amount in euro below the Aggregate Difference without Consent, except that nothing in this Condition 9.1 shall restrict or prevent AIB from utilising or applying its share premium account and/or capital reserve fund for any of the purposes described in sub-paragraphs (A) and (B) of Article 135 of the articles of association of AIB to be adopted at the Extraordinary General Meeting of AIB to be held on or around 13 May 2009. Subject to the foregoing, nothing contained in the Instrument or these Terms and Conditions shall oblige AIB, nor shall AIB be permitted, to issue Ordinary Shares at a discount to the nominal value of the Ordinary Shares expressed in euro.

Delivery of Ordinary Shares

9.2	Ordinary Shares to be issued on exercise of a Warrant, including any additional Ordinary Shares to be issued pursuant to Condition 6 of Part 2 of these Terms and Conditions (Adjustments for Exercise near a Record Date), will be issued in certificated registered form. No later than five Business Days after the Exercise Date, AIB shall allot and issue to the relevant Warrantholder the number of Ordinary Shares to which it is entitled and enter or procure the entry of its name in the register of members of AIB as the holder thereof. Unless the Warrantholder elects to collect the certificate in respect thereof, such certificate will be dispatched by mail free of charge (but uninsured and at the risk of the person entitled thereto) to the relevant Warrantholder or as it may direct in the relevant Exercise Notice, within five Business Days following the relevant Exercise Date or, if Condition 6 of Part 2 of these Terms and Conditions (Adjustments for Exercise Near Record Date) is applicable, the date the relevant retroactive adjustment takes effect.

COVENANTS RELATING TO THE EXERCISE RIGHT

10.	Corporate Reorganisation

Takeover/winding-up

10.1	Subject to Conditions 10.2 (Conditional Exercise) and 10.3 (Corporate Event) of Part 1 of these Terms and Conditions, if, during the period commencing on the Warrant Issue Date and ending on the last day of the Exercise Period, any person (or a group of persons acting in concert) other than the NPRFC, a Government Body or a Government Concert Party:

(a)	obtains Control of AIB as a result of making a general offer to acquire shares in AIB, or having obtained such Control makes such an offer; or

(b)	becomes bound or entitled to acquire shares in AIB under Regulations 23 or 24 of the Takeover Bids Regulations; or

(c)	obtains Control of AIB, or substantially all of AIB’s business and assets, in pursuance of:-

(i)	a compromise or scheme of arrangement sanctioned by the court under section 201 of the Irish Companies Act 1963; or

(ii)	a merger or division of AIB pursuant to the European Communities (Mergers And Divisions Of Companies) Regulations, 1987 (Statutory

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Instrument 137 of 1987) or a merger of AIB pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 (Statutory Instrument 157 of 2008) (a “European Merger”); or

(iii)	any arrangement analogous to (i) or (ii); or

(d)	the shareholders of AIB pass a resolution approving any agreement or transaction whereby, or in consequence of which, substantially all of AIB’s business and assets, is or may be acquired by any person or persons (excluding any Government Body or any member of the Government Concert Party) acting in concert,

(each of the items described at (a) to (d) being an “Acceleration Event”)

the Board shall notify the Warrantholders thereof by notice in accordance with the provisions of Condition 13 (Notices) of Part 1 of these Terms and Conditions and, subject to earlier lapse of the Warrant, a Warrant may be exercised within one month (or such other period as the Board may determine not being less than 14 days) from such notification, and to the extent that it is not exercised within that period the Warrant shall (notwithstanding any other provision of this Instrument) lapse on the expiration thereof.

Conditional exercise

10.2	Subject to Condition 10.3 (Corporate Event), the Board shall, on becoming aware of any proposed Acceleration Event, the completion of which is uncertain, determine (upon and subject to any further conditions or limitations as the Board may determine) that:

(a)	the Warrants are to be or may be exercisable conditionally upon the Acceleration Event becoming effective; and/or

(b)	if exercised conditionally upon the Acceleration Event becoming effective, the exercise of the Warrants shall take effect on or immediately prior to the Acceleration Event becoming effective (as the Board may determine); and/or

(c)	the Warrants are to be exercisable within such period as the Board may determine (not being less than 14 days from notification to the Warrantholders of such determination), and to the extent that the Warrants are not exercised within that period the Warrants shall (notwithstanding any other provision of these Terms and Conditions) lapse on completion of the Acceleration Event.

The Board shall notify the Warrantholders of any such determination by notice in accordance with the provisions of Condition 13 (Notices) of this Part 1 of these Terms and Conditions. If the Board notifies the Warrantholders of any such determination the provisions of Condition 10.1 of Part 1 of these Terms and Conditions shall not apply.

Corporate Event

10.3	If any of the following corporate events (each, a “Corporate Event”) is about to occur:

(a)

(i) a European Merger or a scheme of arrangement or analogous arrangement is to be effected as a result of which AIB will be merged into another company (“NewCo”); or (ii) the assets and liabilities of AIB are to be acquired by another company (“NewCo”); or (iii) a scheme of arrangement or analogous arrangement is to be effected as a result of which another company (“NewCo”) will be interposed between Shareholders immediately prior to such arrangement

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becoming effective (“Existing Shareholders”) and AIB (a “NewCo Scheme”), in each case provided that on such arrangement ((i), (ii) or (iii)) becoming effective the only holders of ordinary shares in NewCo will be the Existing Shareholders or will be all of the Existing Shareholders who voted in favour of the NewCo Scheme or other arrangement and that all Subsidiaries of AIB immediately prior to that arrangement becoming effective (other than NewCo, if NewCo is then a Subsidiary of AIB) will be Subsidiaries of AIB (or of NewCo) immediately after the arrangement becoming effective;

(b)	an offer made to all (or as near as practicable all) Shareholders will become unconditional in all respects, the result of which offer will be the exchange of all of the issued Ordinary Shares for shares of the offeror and/or any associates of the offeror (as defined in the Irish Takeover Rules); or

(c)	an event the effect of which is substantially similar to any of the above and which event requires the approval of Shareholders,

then AIB shall promptly notify the Warrantholders of such Corporate Event and (so far as legally possible) use all reasonable endeavours to cause NewCo (in the case of paragraph (a)) or the offeror or the new holding company, as the case may be, (in the case of paragraphs (b) or (c)) to execute a deed poll (a “substitution deed poll”) (the benefit of such deed not to be transferable save in accordance with terms equivalent to Clause 9 of the Warrant Instrument) which on the occurrence of the Corporate Event shall have the effect of granting warrants to subscribe for such amount of the securities and other property receivable upon such Corporate Event by a holder of Ordinary Shares as shall be Determined by the Expert (such warrants to be exercisable during such periods and at such exercise price as may be Determined by the Expert as equivalent to those applicable under this Warrant Instrument and such warrants to be otherwise subject to terms and conditions equivalent to the Terms and Conditions and other provisions of this Warrant Instrument with such modifications (if any) as shall be Determined by the Expert). If a substitution deed poll is entered into in accordance with the terms of this Condition 10.3, then a Warrant shall not become exercisable in accordance with the provisions of Conditions 10.1 and 10.2 of this Part 1 as a result of the Corporate Event. If such a substitution deed poll is not entered into in accordance with these terms, all Warrants shall be deemed to have become exercisable in accordance with the provisions of Conditions 10.1 and 10.2 of this Part 1 immediately prior to the occurrence of such Corporate Event with the benefit of any adjustment provided for in the Adjustment Provisions.

Other adjustments

10.4	Any deed poll referred to in Condition 10.3 of this Part 1 of these Terms and Conditions shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in accordance with the Adjustment Provisions.

MISCELLANEOUS PROVISIONS

11.	Determined by an Expert

In relation to any matter required by these Terms and Conditions to be Determined by an Expert, AIB shall promptly appoint an Expert with Consent. If Consent is not forthcoming, AIB or the Warrantholders holding a majority of the then outstanding Warrants shall be entitled (but not obliged) to call upon the President for the time being of the Institute of Chartered Accountants of Ireland to make such appointment. In either case, the costs of such Expert shall be for the account of AIB. Any determination made by an Expert shall, in the absence of manifest error, be conclusive and binding on all concerned.

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12.	Replacement of Warrants

If a Warrant Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as AIB may reasonably require. If a Warrant Certificate becomes mutilated or defaced, it must be surrendered before replacements will be issued.

13.	Notices

Notices to the Warrantholders will be sent to them by, at the option of AIB, (a) facsimile to the relevant facsimile number set out in the Warrant Register (if any), (b) by post to the relevant address in Ireland set out in the Warrant Register, or (c) (if posted to an address outside Ireland) by airmail at the relevant address set out in the Warrant Register. Any such notice by facsimile, mail or airmail shall be deemed to have been given, respectively, when received, on the second day after the date of mailing and the seventh day after the date of air mailing.

14.	Governing Law and Jurisdiction

The Warrants shall be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising from or connected with this Instrument or the Warrants.

15.	Interpretation

Definitions

15.1	In these Terms and Conditions:

“2009 Bonus Shares” has the meaning given to it in the Articles of AIB;

“2009 Preferences Shares” has the meaning given to it in the Articles of AIB;

“acting in concert” means persons who co-operate on the basis of an agreement, either express or tacit, whether oral or written, aimed at acquiring control of AIB or at frustrating the successful outcome of a bid for AIB;

“Adjustment Provisions” means the adjustment provisions set out in Part 2 of these Terms and Conditions;

“Aggregate Consideration” has the meaning given in Condition 7 of Part 2 of these Terms and Conditions (Aggregate Consideration and Consideration per Ordinary Share);

“Articles of AIB” means the articles of association of AIB in force from time to time;

“Board” means the board of Directors of AIB;

“Bonus Issue” means any issue of Ordinary Shares credited as fully or partly paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) but excluding an Ordinary Scrip Dividend (except an Ordinary Scrip Dividend which is considered to be a Bonus Issue in accordance with the definition of “Ordinary Scrip Dividend”);

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“Business Day” means a day other than a Saturday or Sunday, on which commercial banks and foreign exchange markets settle payments in Dublin;

“Capital Distribution” means any Dividend which is not a Cash Dividend and shall include (a) a Spin-Off and (b) a purchase, redemption or buy back by AIB of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares;

“Cash Dividend” means any Dividend or distribution which is to be paid in cash (in whatever currency), out of distributable profits, retained earnings or any other distributable reserve in the balance sheet of AIB. A Cash Dividend shall (i) include an Ordinary Scrip Dividend (other than an Ordinary Scrip Dividend which is considered to be a Bonus Issue in accordance with the definition of “Ordinary Scrip Dividend”) but shall not include (ii) a distribution falling within paragraph (b) of the definition of “Spin-Off or (iii) a purchase, redemption or buy back by AIB of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares;

“Consent” means the consent in writing of Warrantholders holding not less than 75 per cent. of, as the case may be, the Core Tranche Warrants or the Secondary Tranche Warrants;

“Consideration per Ordinary Share” has the meaning given in Condition 7 of Part 2 of these Terms and Conditions (Aggregate Consideration and Consideration per Ordinary Share);

“Control” means control within the definition given by section 432 of the Taxes Consolidation Act 1997;

“Core Tier 1 Securities” has the meaning given to it in the Articles of AIB;

“Core Tranche Warrants” means the 155,780,375 warrants (subject to and with the benefit of these Terms and Conditions) to subscribe for Ordinary Shares at a subscription price of €0.975 per Warrant;

“Corporate Event” has the meaning given in Condition 10.3 (Corporate Reorganisation – Corporate Event) of Part 1 of these Terms and Conditions;

“Current Market Price” means, in respect of an Ordinary Share at a particular date, the average of the Relevant Prices of an Ordinary Share for each of the five consecutive Exchange Business Days ending on the Exchange Business Day immediately preceding such date (the “Relevant Period”), provided that:

(a)	if on any Exchange Business Day in the Relevant Period the Relevant Price shall have been based on a price ex-Dividend (or ex-any other entitlement) and during some other part of that period the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement), then:

(i)	if the Ordinary Shares to be delivered on exercise of the Warrants will not rank for the Dividend (or entitlement) in question, the Relevant Price on the dates on which the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement) shall for the purpose of this definition be deemed to be reduced by an amount equal to the Fair Market Value of that Dividend (or entitlement) per Ordinary Share as at the first date on which the Ordinary Shares are traded ex-Dividend (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of Ireland); or

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(ii)	if the Ordinary Shares to be delivered on exercise of the Warrants will rank for the Dividend (or entitlement) in question, the Relevant Price on the dates on which the Relevant Price shall have been based on a price ex-Dividend (or ex-any other entitlement) shall for the purpose of this definition be deemed to have been increased by an amount equal to the Fair Market Value of that Dividend (or entitlement) as at the first date on which the Ordinary Shares are traded ex-Dividend (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of the Ireland);

(b)	if on each of the five Exchange Business Days during the Relevant Period the Relevant Price shall have been based on a price cum-Dividend (or cum-any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Ordinary Shares to be delivered on exercise of the Warrants will not rank for that Dividend (or other entitlement) the Relevant Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that Dividend (or other entitlement) per Ordinary Share (excluding any associated tax credit and less the tax (if any) falling to be deducted on payment thereof to a resident of Ireland);

“Determined by an Expert” means determined in good faith by an Expert acting as an expert in accordance with Condition 11 of Part 1 of these Terms and Conditions;

“Dividend” means any dividend or distribution (including a Spin-Off) whether of cash, assets or other property and however described and whether payable out of share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to holders upon or in connection with a reduction of capital (and for these purposes a distribution of assets includes without limitation an issue of Ordinary Shares or other securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that any issue of Ordinary Shares which constitutes a Bonus Issue shall not constitute a Dividend;

“Effective Date” has, for the purposes of any Condition in which such expression is used, the meaning given in the relevant Condition;

“Exchange Business Day” means any day that is a trading day on the Relevant Exchange and on which the Ordinary Shares, Ordinary Share-Related Securities or Spin-Off Securities, as the case may be, may be dealt in other than a day on which the Relevant Exchange is scheduled to or does close prior to its regular weekday closing time;

“Exchange Rate” means, on any day, and, in respect of the translation or conversion of one currency into another currency, the rate of exchange between such currencies such as published by the Central Bank;

“Exercise Date” has the meaning given in Condition 7.2 of Part 1 of these Terms and Conditions (Procedure for Exercise – Exercise Date);

“Exercise Notice” means a notice of exercise in the form set out in the First Schedule to the Warrant Certificate contained at Schedules 2 or 3, as applicable;

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“Exercise Period” has the meaning given in Condition 6.2 of Part 1 of these Terms and Conditions (Exercise - Exercise Period);

“Exercise Right” means, in respect of a Warrant, the right of the Warrantholder in respect of such Warrant to exercise such Warrant into Ordinary Shares in accordance with these Terms and Conditions;

“Expert” means, in relation to any matter to be Determined by an Expert, an independent investment bank, corporate finance firm and/or a firm of accountants which is, in either case, of international repute, appointed to act as an expert for the purposes of such matter in accordance with these Terms and Conditions;

“Fair Market Value” means:

(a)	with respect to a cash amount, the amount of such cash in euro; and

(b)	with respect to any other property on any date, the fair market value of that property as of that date as Determined by an Expert on the basis of a commonly accepted market valuation method,

provided, however, that in any such case:

(a)	where Ordinary Share-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market which is Determined by an Expert to have adequate liquidity, the fair market value of such Ordinary Share-Related Securities, Spin-Off Securities, options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such Ordinary Share-Related Securities, Spin-Off Securities, options, warrants or other rights during the period of five trading days on the relevant market prior to such date (or, if later, the first such trading day such Ordinary Share-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded) or such shorter period as such Ordinary Share-Related Securities, Spin-Off Securities, options, warrants or other rights are publicly traded;

(b)	any cash amount declared or paid in a currency other than euro shall be converted into euro at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid the cash amount in euro; and

(c)	any other amount or value in a currency other than euro shall be translated into euro at the Exchange Rate on that date;

“Financial Year” means, in respect of AIB, any accounting period in respect of which audited financial statements of AIB have been published or are expected to be published;

“Financial Regulator” means the Irish Financial Services Regulatory Authority as part of the Central Bank and Financial Services Authority of Ireland or any successor of it;

“Gross Number of Ordinary Shares” has the meaning given to it in Condition 6.3 of Part 1 of these Terms and Conditions (Exercise - Gross Number of Ordinary Shares);

“Holder” means, in relation to a Warrant, the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof);

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“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);

“NewCo” has the meaning given in Condition 10.3 of Part 1 of these Terms and Conditions (Corporate Reorganisation - Corporate Event);

“NewCo Scheme” has the meaning given in Condition 10.3 of Part 1 of these Terms and Conditions (Corporate Reorganisation - Corporate Event);

“Ordinary Scrip Dividend” means an issue of Ordinary Shares credited as fully or partly paid up by way of capitalisation of profits or reserves to a Shareholder who has elected to receive such allotment of Ordinary Shares in lieu of a Cash Dividend payable to all Shareholders of such class of share, provided however that such an issue of Ordinary Shares shall be deemed to be Bonus Issue where 90 per cent, or more of the Shareholders of such class of shares elect to receive such dividend in the form of an issue of Ordinary Shares;

“Ordinary Shares” means ordinary shares of AIB having, on the Warrant Issue Date, a par value of €0.32 each;

“Ordinary Share-Related Securities” means any securities (excluding the Warrants) which by their terms of issue:

(a)	carry a right to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities which by their terms of issue might be redesignated as Ordinary Shares; or

(b)	might be redesignated as Ordinary Shares or be redesignated so as to carry a right to subscribe for, purchase or otherwise acquire Ordinary Shares,

including, for the avoidance of doubt, depositary or other receipts or certificates representing Ordinary Shares;

“Person” means any individual, company, corporation, firm, partnership, joint venture, association, organisation, unincorporated association, limited liability company, state or agency of a state or other entity, whether or not having separate legal personality;

“Preferred Securities” has the meaning given to it in the Articles of AIB;

“Record Date” means, in respect of any entitlement to receive any dividend or other distribution declared, paid or made, or any rights (including voting rights) granted, the record date or other due date for the establishment of the relevant entitlement;

“Relevant Exchange” means the Official List of the Irish Stock Exchange Limited or, if the Ordinary Shares are no longer listed and traded on the Official List of the Irish Stock Exchange Limited, the principal stock exchange or securities market on which the Ordinary Shares are then listed and traded;

“Relevant Price” means, in respect of any Exchange Business Day, the closing quotation price of an Ordinary Share for that trading day as published in the Irish Stock Exchange Daily Official List (or any successor publication thereto);

“Rights” means, in respect of any securities or assets, any options, warrants or other rights (other than Ordinary Share-Related Securities) which by their terms of issue carry a right to subscribe for, purchase or otherwise acquire such securities or assets;

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“Shareholder” means the person in whose name a share is for the time being registered in the register of holders of Ordinary Shares maintained by or on behalf of AIB;

“Spin-Off” means:

(a)	a distribution of Spin-Off Securities or Rights in respect of Spin-Off Securities by AIB to Shareholders as a class; or

(b)	any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity to Shareholders as a class or, in the case of or in connection with a NewCo Scheme, Existing Shareholders as a class (but excluding the issue and allotment of ordinary shares by NewCo to Existing Shareholders as a class), pursuant in each case to any arrangements with AIB or any of its Subsidiaries;

“Spin-Off Securities” means equity share capital of an entity other than AIB or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than AIB;

“Subscription Rights” means the right of the Warrantholder(s) to subscribe in cash for Ordinary Shares on the terms and conditions set out in this Instrument;

“Subsidiary” has the meaning assigned to that term by Section 155 of the Companies Act 1963 and “Subsidiaries” shall be construed accordingly;

“Takeover Bids Regulations” means the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006;

“Terms and Conditions” means the terms and conditions set out in Parts 1 and 2 of Schedule 1 of this Instrument.

“Warrant Instrument” or “Instrument” means this warrant instrument;

“Warrant Issue Date” means the date of the Warrant Instrument.

Construction of certain references

15.2	In these Terms and Conditions, unless otherwise specified or unless the context otherwise requires:

(a)	references to “exercise” of the Warrants shall be construed to mean the exercise of the Warrants into such number of Ordinary Shares in accordance with these Terms and Conditions and the issuance by AIB of Ordinary Shares in accordance with these Terms and Conditions and the Articles of AIB;

(b)	references to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be construed so as to include an issue or offer or grant to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any jurisdiction or requirements of any recognised regulatory body or any stock exchange in any jurisdiction or in connection with fractional entitlements, it is determined not to make such issue or offer or grant;

[1]	A Newco Scheme could involve a spin-off by AIB in which case it would be a Capital Distribution and not a Cash Dividend.

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(c)	“equity share capital” means, in relation to a company, its issued share capital excluding any part of that capital which, neither as respects dividends nor as respects capital, carries any right to participate beyond a specified amount in a distribution;

(d)	references to the “issue” of Ordinary Shares shall include the transfer and/or delivery of Ordinary Shares by AIB or any of its Subsidiaries, whether newly issued and allotted or previously existing, but shall exclude the transfer and/or delivery of Ordinary Shares by AIB or any of its Subsidiaries where such Ordinary Shares are held by AIB or any of its Subsidiaries on behalf of customers, clients, policyholders or third parties;

(e)	Ordinary Shares held by AIB shall not be considered as or treated as being “in issue”, provided that shares of any class in the capital of AIB held by AIB or its subsidiaries on behalf of customers, clients, policyholders or third parties shall be considered as being “in issue”;

(f)	a reference to a Clause shall, unless the context requires otherwise, mean reference to a Clause in the Warrant Instrument and a reference to a Condition shall, unless the context requires otherwise, means reference to a Condition in these Terms and Conditions;

(g)	a reference to a person (including a party to this Instrument) includes a reference to that person’s legal personal representatives, successors and permitted assigns; and

(h)	headings and sub-headings are for ease of reference only and shall not affect the construction of these Terms and Conditions.

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PART 2

ADJUSTMENTS TO SUBSCRIPTION RIGHTS

1.	Capital Distributions

Adjustment Event

1.1	If and whenever (whether before or during the Exercise Period) AIB shall pay or make any Capital Distributions to Shareholders, the Gross Number of Ordinary Shares shall be subject to adjustment in accordance with this Condition 1 of Part 2 of these Terms and Conditions.

Effective Date

1.2	For the purposes of this Condition 1 of Part 2 of these Terms and Conditions, the “Effective Date” means the first date on which the Ordinary Shares are traded ex-the relevant Capital Distribution on the Relevant Exchange or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares, the date on which such purchase, redemption or buy back is made or, in the case of a Spin-Off, the first date on which the Ordinary Shares are traded ex-the relevant Spin-Off on the Relevant Exchange.

Adjustment to the Gross Number of Ordinary Shares

1.3	If and whenever (whether before or during the Exercise Period) AIB shall pay or make any Capital Distribution to Shareholders, in relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of Ordinary Shares shall be adjusted by multiplying the Gross Number of Ordinary Shares in effect immediately prior to the Effective Date by the following fraction:

A
A	-	B

where

A	=	the Current Market Price of one Ordinary Share (expressed in euro) on the Effective Date; and

B	=	the Fair Market Value on the Effective Date of the portion of the Capital Distribution attributable to one Ordinary Share, with such portion being determined by dividing the Fair Market Value of the aggregate Capital Distribution by the number of Ordinary Shares entitled to receive the relevant Capital Distribution (or, in the case of a purchase, redemption or buy back of Ordinary Shares or any depositary or other receipts or certificates representing Ordinary Shares by or on behalf of AIB or any Subsidiary of AIB, by the number of Ordinary Shares in issue immediately following such purchase, redemption or buy back, and treating as not being in issue any Ordinary Shares, or any Ordinary Shares represented by depositary or other receipts or certificates, purchased, redeemed or bought back by AIB).

Effect of adjustment

1.4	The Gross Number of Ordinary Shares as adjusted pursuant to this Condition 1 of Part 2 of these Terms and Conditions shall apply, with effect from the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

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2.	Bonus Issues

Adjustment event

2.1	If and whenever (whether before or during the Exercise Period) AIB shall make any Bonus Issue, the Gross Number of Ordinary Shares shall be subject to adjustment in accordance with this Condition 2 of Part 2 of these Terms and Conditions.

Effective Date

2.2	For the purposes of this Condition 2 of Part 2 of these Terms and Conditions, the “Effective Date” means the date of issue of the relevant Ordinary Shares pursuant to the Bonus Issue.

Adjustment to the Gross Number of Ordinary Shares

2.3	In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of Ordinary Shares shall be adjusted by multiplying the Gross Number of Ordinary Shares in effect immediately prior to the Effective Date by the following fraction:

B
A

where:

A	=	the aggregate number of Ordinary Shares in issue immediately before the Bonus Issue; and

B	=	the aggregate number of Ordinary Shares in issue immediately after the Bonus Issue.

Effect of adjustment

2.4	The Gross Number of Ordinary Shares as adjusted pursuant to this Condition 2 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

3.	Alteration to Nominal Value

Adjustment event

3.1	If and whenever there shall be an alteration to the nominal value of the Ordinary Shares as a result of consolidation or subdivision (whether before or during the Exercise Period), the Gross Number of Ordinary Shares shall be subject to adjustment in accordance with this Condition 3 of Part 2 of these Terms and Conditions.

Effective Date

3.2	For the purposes of this Condition 3 of Part 2 of these Terms and Conditions, the “Effective Date” means the date on which such alteration becomes effective.

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Adjustment to the Gross Number of Ordinary Shares

3.3	In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of Ordinary Shares shall be adjusted by multiplying the Gross Number of Ordinary Shares in effect immediately prior to the Effective Date by the following fraction:

B
A

where:

A	=	the aggregate number of Ordinary Shares in issue immediately before such alteration; and

B	=	the aggregate number of Ordinary Shares in issue immediately after such alteration.

Effect of adjustment

3.4	The Gross Number of Ordinary Shares as adjusted pursuant to this Condition 3 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

4.	Ordinary Shares, Rights and Ordinary Share-Related Securities Issued to Shareholders

Adjustment event

4.1	If and whenever (whether before or during the Exercise Period) AIB shall issue, grant or offer Ordinary Shares, Ordinary Share-Related Securities, Rights in respect of Ordinary Shares or Rights in respect of Ordinary Share-Related Securities to all or substantially all of the Shareholders as a class by way of rights as a result of which, in each case, Shareholders have the right to acquire Ordinary Shares at a Consideration per Ordinary Share which is less than 90 per cent, of the Current Market Price per Ordinary Share on the first date on which the terms of such issue, grant or offer (including the price per Ordinary Share) are publicly announced (the “Announcement Date”), the Gross Number of Ordinary Shares shall be subject to adjustment in accordance with this Condition 4 of Part 2 of these Terms and Conditions.

Effective Date

4.2	For the purposes of this Condition 4 of Part 2 of these Terms and Conditions, the “Effective Date” means the first date on which the Ordinary Shares are traded ex-rights, ex-warrants or ex-options on the Relevant Exchange.

Adjustment to the Gross Number of Ordinary Shares

4.3	In relation to a Warrant for which the Exercise Date has not occurred prior to the Effective Date, the Gross Number of Ordinary Shares shall be adjusted by multiplying the Gross Number of Ordinary Shares in effect immediately prior to the Effective Date by the following fraction:

A + C
A + B

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where:

A	=	the aggregate number of Ordinary Shares in issue immediately before the Announcement Date;

B	=	the aggregate number of Ordinary Shares which the Aggregate Consideration (if any) would purchase at the Current Market Price per Ordinary Share on the Announcement Date; and

C	=	(1) in the case of an issue, grant or offer of Ordinary Shares, the aggregate number of Ordinary Shares comprised in the issue, grant or offer; or

(2) in the case of an issue, grant or offer of Ordinary Share-Related Securities or Rights in respect of Ordinary Shares or Rights in respect of Ordinary Share-Related Securities, the maximum aggregate number of Ordinary Shares which could be issued upon exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Ordinary Share-Related Securities or Rights in respect of Ordinary Shares or Rights in respect of Ordinary Share-Related Securities, calculated as at the date of issue of such Ordinary Share-Related Securities or Rights in respect of Ordinary Shares or Rights in respect of Ordinary Share-Related Securities.

Formula

4.4	If on the date (the “Specified Date”) of issue, grant or offer of the relevant Ordinary Share-Related Securities, Rights in respect of Ordinary Shares or Rights in respect of Share Related Securities the maximum aggregate number of Ordinary Shares which could be issued upon exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Ordinary Share Related Securities or Rights is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time then, for the purposes of this Condition 4 of Part 2 of these Terms and Conditions, “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such subscription, purchase or acquisition had taken place on the Specified Date.

Effect of adjustment

4.5	The Gross Number of Ordinary Shares as adjusted pursuant to this Condition 4 of Part 2 of these Terms and Conditions shall apply, with effect from and including the Effective Date, to a Warrant for which the Exercise Date has not occurred prior to the Effective Date. Any such adjustment shall be subject to any subsequent adjustment pursuant to these Terms and Conditions.

5.	No Adjustments

Specified adjustment events

5.1	No adjustment shall be made to the Gross Number of Ordinary Shares other than pursuant to the provisions of Condition 1 to Condition 4 of Part 2 of these Terms and Conditions.

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Adjustments of less than 0.01 per cent, and rounding

5.2	No adjustment shall be made to the Gross Number of Ordinary Shares where such adjustment would represent less than 0.01 per cent, of the aggregate Gross Number of Ordinary Shares in respect of which the aggregate Warrants may be exercised. Any adjustment which is by the preceding sentence of this Condition 5.2 of Part 2 of these Terms and Conditions not required to be made shall be carried forward and included in any subsequent adjustment if the combined effect of the implementation of such adjustments would represent 0.01 per cent, or more of the aggregate Gross Number of Ordinary Shares in respect of which the aggregate Warrants may be exercised. For the avoidance of doubt, where any adjustment to the Gross Number of Ordinary Shares results in something other than an integral number, such number shall not be rounded upwards or downwards for the purposes of these Terms and Conditions and shall be carried forward and included in any subsequent adjustment.

Corporate Events

5.3	Except as provided in Condition 10.3 of Part 1 of these Terms and Conditions, no adjustment shall be made to the Gross Number of Ordinary Shares where Ordinary Shares or other securities (including rights, warrants or options) are issued, offered, exercised, allotted, appropriated, modified or granted in relation to any Corporate Event becoming effective.

No double adjustment

5.4	If one event which gives rise to an adjustment to the Gross Number of Ordinary Shares under Conditions 1 (Capital Distributions) to 4 (Ordinary Shares, Rights and Ordinary Share-Related Securities Issued to Shareholders) of Part 2 of these Terms and Conditions is such as would be capable of falling within more than one of those Conditions, it shall fall within the first of the applicable Conditions to the exclusion of the remaining Conditions, unless expressly stated to the contrary therein.

Preferred Securities and 2009 Preference Shares

5.5	Notwithstanding the Adjustment Provisions, the Gross Number of Ordinary Shares shall not be adjusted in connection with any of the following:

(a)	the issue, purchase or redemption of the Preferred Securities or the 2009 Preference Shares; or

(b)	the allotment or issue of 2009 Bonus Shares;

(c)	the issue of Ordinary Shares pursuant to the exercise of the Warrants or otherwise pursuant to the terms of this Warrant or

(d)	any Cash Dividends on any class of capital share of AIB; or

(e)	the issue by AIB on or before 31 December 2009 of Core Tier 1 Securities for the purpose of funding a redemption or purchase of 2009 Preference Shares.

6.	Adjustments for Exercise near a Record Date

Adjustment Event

6.1

If and whenever the Gross Number of Ordinary Shares is to be adjusted pursuant to any of Condition 1 (Capital Distributions) to Condition 4 (Ordinary Shares, Rights and Ordinary Share-Related Securities issued to Shareholders) of Part 2 of these Terms and Conditions and the Exercise Date in relation to a Warrant is after the Record Date for any such issue, distribution, grant or offer as is mentioned in the relevant Condition but

McCann FitzGerald

before the relevant adjustment becomes effective under the relevant Condition, the following provisions of this Condition 6 of Part 2 of these Terms and Conditions shall apply.

Effect of Adjustment

6.2	Upon the relevant adjustment becoming effective under the relevant Condition, AIB shall procure that there shall be issued to the exercising Warrantholder or to another person in accordance with the instructions contained in the relevant Exercise Notice, (subject to any applicable exchange control or other laws or other regulations) such additional number of Ordinary Shares as, together with the Ordinary Shares issued or to be issued on exercise of the relevant Warrants, is equal to the number of Ordinary Shares which would have been required to be issued on exercise of the relevant Warrants if the relevant adjustment to the Gross Number of Ordinary Shares had in fact been made and become effective immediately before the relevant Exercise Date.

Delivery of Ordinary Shares

6.3	The relevant additional Ordinary Shares will be issued as provided in Condition 9 of Part 1 of these Terms and Conditions (Settlement – Issue and Delivery of Ordinary Shares).

7.	Aggregate Consideration and Consideration per Ordinary Share

Applicability of this Condition

7.1	For the purpose of calculating any adjustment to the Gross Number of Ordinary Shares pursuant to these Terms and Conditions, in the case of any issue, grant or offer of Ordinary Shares, Ordinary Share-Related Securities, Rights in respect of Ordinary Shares or Rights in respect of Ordinary Share-Related Securities, the “Aggregate Consideration” and the “Number of Ordinary Shares” shall be calculated or determined (if necessary) in accordance with the following provisions of this Condition 7 of Part 2 of these Terms and Conditions and the “Consideration per Ordinary Share” shall, in each case, be the relevant Aggregate Consideration divided by the relevant Number of Ordinary Shares.

Ordinary Shares for cash

7.2	In the case of an issue, grant or offer of Ordinary Shares for cash:

(a)	the Aggregate Consideration shall be the amount of such cash (or Cash Dividend foregone in the case of an Ordinary Share Scrip Dividend), provided that in no such case shall any deduction be made for any commissions or any expenses paid or incurred by AIB for any underwriting of the issue or otherwise in connection therewith; and

(b)	the Number of Ordinary Shares shall be the number of Ordinary Shares so issued, granted or offered.

Ordinary Shares not for cash

7.3	In the case of the issue, grant or offer of Ordinary Shares for a consideration in whole (or part) other than in cash:

(a)

the Aggregate Consideration shall be the amount of such cash (if any) plus the consideration other than cash, which shall be deemed to be the Fair Market Value thereof or, if pursuant to applicable law such determination is to be made

McCann FitzGerald

by application to a court of competent jurisdiction, the value thereof as determined by such court or an appraiser appointed by such court, irrespective of the accounting treatment thereof; and

(b)	the Number of Ordinary Shares shall be the number of Ordinary Shares so issued, granted or offered.

Issue of Ordinary Share-Related Securities

7.4	In the case of the issue, grant or offer of Ordinary Share-Related Securities or Rights in respect of Ordinary Share-Related Securities:

(a)	the Aggregate Consideration shall be:

(i)	the consideration (if any) received by AIB or any Subsidiary of AIB for such Ordinary Share-Related Securities and (if applicable) Rights or, as the case may be, such grant; plus

(ii)	the additional consideration (if any) to be received by AIB or any Subsidiary of AIB upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Ordinary Share-Related Securities at the initial price or rate and (if applicable) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Share-Related Securities pursuant to the terms of such Rights at the initial price or rate, the consideration in each case to be determined in the same manner as provided in Conditions 7.2 and 7.4 of Part 2 of these Terms and Conditions; and

(b)	the Number of Ordinary Shares shall be the number of Ordinary Shares to be issued upon (and assuming) such exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Ordinary Share-Related Securities at the initial price or rate and (if applicable) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Share-Related Securities pursuant to the terms of such Rights at the initial price or rate.

7.5	In the case of the issue, grant or offer of Rights in respect of Ordinary Shares:

(a)	the Aggregate Consideration shall be:

(i)	the consideration (if any) received by AIB for any such Rights; plus

(ii)	the additional consideration to be received by AIB upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Rights at the initial price or rate or determined in the same manner as provided in Conditions 7.2 and 7.4 of Part 2 of these Terms and Conditions; and

(b)	the Number of Ordinary Shares shall be the number of Ordinary Shares to be issued upon (and assuming) the exercise in full of the rights to subscribe for, purchase or otherwise acquire Ordinary Shares pursuant to the terms of such Rights at the initial price or rate.

McCann FitzGerald

Currency translation

7.6	If any of the consideration referred to in any of the preceding paragraphs of this Condition 7 of Part 2 of these Terms and Conditions is receivable in a currency other than euro, such consideration shall be translated into euro for the purposes of this Condition 7 of Part 2 of these Terms and Conditions at the Exchange Rate on the date as of which the said consideration is required to be calculated.

8.	Notice of Adjustment of the Gross Number of Ordinary Shares

AIB shall give notice to the Warrantholders in accordance with Condition 13 (Notices) of Part 1 of these Terms and Conditions of any adjustment of the Gross Number of Ordinary Shares (whether before or during the Exercise Period) as soon as reasonably practicable following the determination thereof and, following the receipt of such notice, any Warrantholder may surrender its Warrant Certificate at the registered office of AIB, together with such evidence as AIB may reasonably require to prove the title to the relevant Warrants of the relevant Warrantholder and, upon such surrender, AIB shall deliver to such Warrantholder a new Warrant Certificate endorsed with the adjusted Gross Number of Ordinary Shares. For the avoidance of doubt, failure of a Warrantholder to deliver the applicable Warrant Certificate to the Warrant Registrar for replacement in accordance with this Condition 8 of Part 2 of these Terms and Conditions will not prejudice the rights of such Warrantholder to receive the adjusted Gross Number of Ordinary Shares on the exercise of the relevant Warrants.

McCann FitzGerald

SCHEDULE 2

FORM OF CORE TRANCHE WARRANT CERTIFICATE

ALLIED IRISH BANKS, p.l.c.

(the “Company”)

CORE TRANCHE WARRANT CERTIFICATE

Certificate No:

Date of Issue:

Name and Address of Warrantholder:

Number of Core Tranche Warrants:

Exercise Price per Warrant:

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of [ — ] Core Tranche Warrants each of which entitles the holder to subscribe for the Gross Number of Ordinary Shares (being, on the Warrant Issue Date, one) in the capital of the Company specified above, in accordance with and subject to the provisions of the Instrument entered into by way of deed constituting warrants to subscribe for ordinary shares in the capital of the Company dated 13 May 2009 (the “Warrant Instrument”). Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

The Warrantholder is entitled to the benefit of, is bound by, and is deemed to have knowledge of, all of the provisions of the Warrant Instrument and the Terms and Conditions.

PRESENT when the common seal

of ALLIED IRISH BANKS, p.l.c.

was affixed hereto:

Director

Director/Secretary

McCann FitzGerald

FIRST SCHEDULE TO THE WARRANT CERTIFICATE

Notice of Exercise

To:	The Directors Allied Irish Banks, p.l.c. (the “Company”) Bankcentre P.O. Box 452 Ballsbridge Dublin 4

We hereby exercise the Exercise Rights over                      Core Tranche Warrants represented by the enclosed Warrant Certificate and attach [a bank draft] [other method of payment provided for in the Warrant Instrument / agreed by the Company] for €[ — ] being the aggregate Exercise Price payable for each Warrant in respect of the Exercise Rights we are exercising.

We direct the Company to allot and issue Ordinary Shares in the following numbers and to the following proposed allottees:

No. of Warrant Shares	Name of Proposed Allottee	Address of Proposed Allottee

We request that the share certificate(s) for the Ordinary Shares to be issued by the Company following receipt of this Notice [to be made available for collection on ]\[be sent by registered post to us at the first address shown above, marked for the attention of [ — ]]. We agree that the Ordinary Shares are issued subject to the Memorandum and Articles of Association of the Company.

Signed by	)
[ ]	)
for and on behalf of	)
[ ]	)

McCann FitzGerald

SCHEDULE 3

FORM OF SECONDARY TRANCHE WARRANT CERTIFICATE

ALLIED IRISH BANKS, p.l.c.

(the “Company”)

SECONDARY TRANCHE WARRANT CERTIFICATE

Certificate No:

Date of Issue:

Name and Address of Warrantholder:

Number of Secondary Tranche Warrants:

Warrants numbered:	to

Exercise Price per Warrant:

THIS IS TO CERTIFY that the Warrantholder named above is the registered holder of [ — ] Secondary Tranche Warrants, each of which entitles the holder to subscribe for the Gross Number of Ordinary Shares (being, on the Warrant Issue Date, one) in the capital of the Company specified above, in accordance with and subject to the provisions of the Instrument entered into by way of deed constituting warrants to subscribe for ordinary shares in the capital of the Company dated 13 May 2009 (the “Warrant Instrument”). Terms defined in the Warrant Instrument have the same meaning when used in this Certificate.

The Warrantholder is entitled to the benefit of, is bound by, and is deemed to have knowledge of, all of the provisions of the Warrant Instrument and the Terms and Conditions.

PRESENT when the common seal

of ALLIED IRISH BANKS, p.l.c.

was affixed hereto:

Director

Director/Secretary

McCann FitzGerald

FIRST SCHEDULE TO THE WARRANT CERTIFICATE

Notice of Exercise

To:	The Directors Allied Irish Banks, p.l.c. (the “Company”) Bankcentre P.O. Box 452 Ballsbridge Dublin 4

We hereby exercise the Exercise Rights over                      Secondary Tranche Warrants numbered              to                  represented by the enclosed Warrant Certificate and attach [a bank draft] [other method of payment provided for in the Warrant Instrument / agreed by the Company] for €[ — ] being the aggregate Exercise Price payable for the Warrant in respect of the Exercise Rights we are exercising.

We direct the Company to allot and issue Ordinary Shares in the following numbers and to the following proposed allottees:

No. of Warrant Shares	Name of Proposed Allottee	Address of Proposed Allottee

We request that the share certificate(s) for the Ordinary Shares to be issued by the Company following receipt of this Notice [to be made available for collection on ]\[be sent by registered post to us at the first address shown above, marked for the attention of [ — ]]. We agree that the Ordinary Shares are issued subject to the Memorandum and Articles of Association of the Company.

Signed by	)
[ ]	)
for and on behalf of	)
[ ]	)

McCann FitzGerald

IN WITNESS WHEREOF this Instrument has been executed by AIB and NPRFC as a deed and is intended to be and is hereby delivered on the date first above written.

PRESENT when the common seal of
ALLIED IRISH BANKS, p.l.c.

Director

Secretary
Witness:
Address:
Occupation:

The Seal of
NATIONAL PENSIONS RESERVE FUND COMMISSION
was affixed in the presence of:

Chairman

Commissioner